Exhibit 99.1

FOR IMMEDIATE RELEASE

MR. DATSOPOULOS JOINS ABERDENE'S BOARD OF DIRECTORS

Las Vegas, Nevada, November 10, 2004 - Aberdene Mines Limited (OTCBB: ABRM) (the "Company") is pleased to announce that Mr. Milton Datsopoulos has joined the Board of Directors.

Mr. Datsopoulos is the founder of and partner in Datsopoulos, MacDonald, and Lind, P.C., a multi-disciplinary law firm located in Missoula, Montana which specializes in business, environmental, and transportation law with a U.S. and international clientele. He has served on and continues to serve as a Genutec board member and director of numerous business organizations including public and private companies, including Montana Rail Link, Leigh Resource Corporation - Vancouver, BC, Montana World Trade Center, Criticare Systems and Healthrite Corporation. Mr. Datsopoulos earned a bachelor's in Economics with high honors and a law degree with honors, both from the University of Montana. Mr. Datsopoulos and his partners have achieved the highest legal rating from the most recognized national publication that rates attorneys based upon evaluations by local attorneys and judges. He is a member of the State Bar of Montana, American Bar Association, Montana Trial Lawyers Association, and The Association of Trial Lawyers of America. Mr. Datsopoulos specializes in Personal Injury Law, Criminal Law, Medical Malpractice and Litigation Practice.

"We are very pleased to have Mr. Datsopoulos join our Board of Directors," stated Mr. Brent Jardine, President of Aberdene Mines Ltd. "His expertise in business start-ups and venture capital matters coupled with history of mine development in the United States will be a tremendous asset to theCompany."

On behalf of the Board of Directors

ABERDENE MINES LTD.

Brent Jardine, President

For more information contact:	Aberdene Mines Ltd.
Investor Relations	101 Convention Centre Drive - Suite 700
Kirin Capital Corp.	Las Vegas, Nevada 89109
info@kirincapital.com	T: (702) 939-5389
1-866-843-8911	F: (702) 221-0904

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to close the acquisition of mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.